Exhibit 99.1

ABVC BioPharma Inc. Reports Strong Q2 2024 Financial Results
and Strategic Achievements

●	Executed Global Licensing Agreements that could provide up to $292 million in income

●	Received Cash Milestone Incomes of $116,000

●	Achieved Significant Improvements in Earnings

●	Obtained Multiple Patents and FDA Approvals

Fremont, CA (August 15, 2024) – ABVC BioPharma, Inc. (NASDAQ: ABVC), a clinical-stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, CNS, and ophthalmology, is pleased to announce its financial results and key operational highlights for the second quarter ended June 30, 2024.

Key Financial and Operational Highlights:

1. Significant Global Licensing Agreements:

Vitargus® Licensing: Along with our subsidiary, BioFirst Corporation, we secured licensing agreements with ForSeeCon Eye Corporation that have the potential to provide up to a total of $187 million in income. The agreements include total upfront payments of $60 million that can be paid in cash or shares of ForSeeCon stock, milestone cash payments of $7.0 million and potential royalties up to $120 million after the product launches, of which there can be no guarantee; initial $116,000 milestone payment received in June 2024. This agreement underscores our commitment to advancing innovative therapies and enhancing shareholder value.

- Oncology Products Licensing: Along with our subsidiary and affiliate, BioLite, Inc. and Rgene Corporation, we entered into a total of 8 licensing agreements with OncoX BioPharma, Inc., that have the potential to provide up to an aggregate of $105 million in income. The agreements include total upfront payments of $55,000,000 that can be paid in cash or shares of OncoX stock and royalties up to a total of $50 million after the product launches, of which there can be no guarantee. These potential payments and relationships will further solidify our financial foundation and strategic partnerships.

2. Financial Performance:

- Earnings Per Share (EPS): Demonstrated a remarkable year-over-year improvement of approximately 86.8%, with EPS improving to -$0.09 in Q2 2024 from -$0.68 in the same period last year. This significant progress reflects our successful efforts in managing operational expenses and capitalizing on milestone payment revenue from licensing agreements.

- Revenue Growth: Revenue increased to $117,142 in Q2 2024, a substantial rise from $6,109 in Q2 2023. This growth directly results from our strategic execution of licensing agreements, which have begun generating meaningful cash inflows.

- Shareholders' Equity: As of June 30, 2024, shareholders' equity stood at $7.8 million, maintaining a solid financial foundation despite challenging macroeconomic conditions.

3. Strategic Partnerships and Market Positioning:

- ABVC has strategically aligned itself with promising partners that we believe will ultimately enhance the value of ABVC's equity holdings. These partnerships are pivotal in driving shareholder value as we believe they will help market valuations grow.

- We believe the Company is poised for significant market capitalization growth, leveraging its pipeline accomplishments and international partnerships to bring breakthrough therapies to market.

4. Operational and Regulatory Milestones:

- Patent and FDA Approvals: Received multiple patents and regulatory approvals across the US, Taiwan, and Australia for treatments targeting major depressive disorder, ADHD, and ophthalmology. These achievements highlight our continued progress in expanding our intellectual property portfolio and advancing clinical trials.

- Neurology and Oncology Advancements: Completed Phase II trials for MDD, initiated Phase IIb trials for ADHD, and received FDA approval for multiple IND applications, positioning us for continued growth and innovation in these critical therapeutic areas.

Management Commentary:

Dr. Uttam Patil, ABVC Chief Executive Officer, commented, "We are thrilled with the substantial progress we have made in Q2 2024. Our financial performance and strategic licensing agreements have enhanced our cash reserves and strengthened our position in the biopharmaceutical industry. We remain focused on advancing our pipeline, expanding our partnerships, and driving sustainable growth for the benefit of our shareholders."

Board of Directors Statement:

"We sincerely thank our shareholders for their continued support and confidence in ABVC. Our focus remains on advancing our licensing agreements and maximizing the value they bring. The execution of these agreements provides us with a solid foundation for future growth and stability. We are excited about these partnerships' prospects and are committed to driving our strategic goals forward."

Outlook:

We believe ABVC BioPharma is on a promising trajectory, focusing on sustainable growth, innovation, and value creation through strategic partnerships. Our improving financial strength and unwavering commitment to advancing healthcare solutions prepare us for future success. We sincerely thank our shareholders, partners, and dedicated team for their continued support and look forward to a prosperous future.

Recent Operational Highlights

Patents and FDA Approvals

The Company received a US patent (US 16/936,032), valid until September 04, 2040, a Taiwanese (TW I821593) Patent, valid until July 22, 2040, and an Australian (AU2021314052B2) Patent, valid until April 09, 2041, for Polygala extract for the treatment of major depressive disorder. The Company received a US (US17/120,965), valid until December 20, 2040, and Taiwanese (TW 110106546), valid until February 24, 2041, Patent for Polygala Extract for treating Attention Deficit Hyperactive Disorder. A Taiwanese Patent (TW I792427) for Storage Media for the Preservation of Corneal Tissue was obtained on February 11, 2023, and is valid till July 19, 2041. As we work towards expanding our patent map into global coverage, we eagerly await the results of patent applications in the European Union, China, Japan, and others.

On December 30, 2022, the Company received US FDA approval for the IND ABV-1519 to proceed with the Combination therapy for treating Advanced Inoperable or Metastatic EGFR Wild-type Non-Small Cell Lung Cancer was approved and the study can proceed. The IND was then submitted to the Taiwan FDA, and the approval was received on January 04, 2024. The United States Food & Drug Administration (US FDA) has approved four INDs, ABV-1501 for Triple Negative Breast Cancer (TNBC), ABV-1519 for Non-Small Cell Lung Cancer (NSCLC), ABV-1702 for Myelodysplastic Syndrome (MDS), and ABV-1703 for Pancreatic Cancer Therapy.

Neurology

The MDD Phase II trials for ABV-1504 were completed successfully with good tolerance to the drug, and no serious adverse effects were reported. The product is ready for an End-of-Phase 2 meeting with the FDA to finalize the protocol for Phase III trials. At the same time, we commenced the ADHD Phase IIb trials at the University of California, San Francisco (UCSF) and five other sites in Taiwan. The trials are heading for the interim report, which we expect to complete by the end of Q3 2024. ABV-1601 for MDD in cancer patients has completed Phase I study preparation, including the Site Initiation Visit (SIV). The study is set to initiate by the end of 2024.

On July 31, 2023, ABVC signed a legally binding term sheet with a Chinese pharmaceutical company, Xinnovation Therapeutics Co., Ltd, for the exclusive licensing of ABV-1504 for Major Depressive Disorder (MDD) and ABV-1505 for Attention-Deficit Hyperactivity Disorder in mainland China. Under this agreement, Xinnovation will hold exclusive rights to develop, manufacture, market, and distribute our innovative drugs for MDD and ADHD in the Chinese market and shall bear the costs for clinical trials and product registration in China. We are negotiating definitive agreements with Xinnovation and are excited that the licensing deal carries a possible aggregate income of $20 million for ABVC if all expected sales are made, of which there can be no guarantee. This transaction remains subject to the negotiation of definitive documents and therefore there is no guarantee that this transaction will occur.

In November 2023, each of ABVC and one of its subsidiaries, BioLite, Inc. ("BioLite"), entered a multi-year, global licensing agreement with AIBL for the Company and BioLite's CNS drugs with the indications of MDD (Major Depressive Disorder) and ADHD (Attention Deficit Hyperactivity Disorder) (the "Licensed Products"). The potential license will cover the Licensed Products' clinical trial, registration, manufacturing, supply, and distribution rights. The Licensed Products for MDD and ADHD, owned by ABVC and BioLite, were valued at $667M by a third-party evaluation. The parties are determined to collaborate on the global development of Licensed Products. The parties are also working to strengthen new drug development and business collaboration, including technology, interoperability, and standards development. As per each of the respective agreements, each of ABVC and BioLite shall receive 23 million shares of AIBL stock that the parties value at $10 per share (not independently validated) and if certain milestones are met, $3,500,000 and royalties equaling 5% of net sales, up to $100 million, which is not guaranteed.

Ophthalmology

Vitargus®, a vitreous substitute, is a groundbreaking, advanced-staged R&D product that we believe will be the first biodegradable hydrogel used in retinal detachment surgery. Vitargus® has completed the feasibility study in Australia and was approved by the Australian Therapeutic Goods Administration (TGA) to initiate the next trial phase in two participating sites. This is vital to obtaining final regulatory approval for Vitargus® in Australia.

The Science Park Administration in Taiwan approved ABVC's plan to set up a pilot Good Manufacturing Practice (GMP) facility to produce Vitargus® and to pursue the process development work for manufacturing optimization. We are undertaking this project, proposed by ABVC's Taiwan affiliate and co-development partner, BioFirst Corporation, to upgrade the Vitargus® manufacturing processes so it can ultimately handle the global market supply. ABVC and BioFirst Corporation expect to complete the facility's construction in Hsinchu Biomedical Science Park, Taiwan, in 2024.

Oncology/Hematology

The United States Food & Drug Administration (US FDA) approved the Investigational New Drug (IND) application for the proposed clinical investigation of BLEX 404, the primary active ingredient in ABV-1519, for advanced inoperable or metastatic EGFR wild-type non-small cell lung cancer. This treatment is being co-developed by BioKey, Inc. ("BioKey") and by the Rgene Corporation, Taiwan. The study received approval from the Taiwan FDA. This is the fourth IND approved by the US FDA for BLEX 404. The previous three INDs are for the combination therapies of triple-negative breast cancer, myelodysplastic syndromes (MDS), and pancreatic cancer.

CDMO

BioKey, a wholly-owned subsidiary of the Company based in Fremont, California, produces dietary supplements derived from the maitake mushroom in tablet and liquid forms. BioKey has entered the second year of the distribution agreement with Define Biotech Co. Ltd. BioKey is currently set to produce an additional $1 million worth of products for the global market. We continue to work on distribution for the US and Canadian markets with Shogun Maitake.

On the regulatory services front for our clients, we received two ANDA approvals from the US FDA. We have a three-year contract, worth up to $3 million, for clinical development services between BioKey and Rgene Corporation. With this base, we are actively developing BioKey as a contract research, development, and manufacturing organization (CRDMO) to become a one-stop solution for pharmaceutical services.

About ABVC BioPharma, Inc.

ABVC BioPharma, Inc. is a clinical-stage biopharmaceutical company focused on utilizing its licensed technology to conduct proof-of-concept trials through Phase II of the clinical development process at world-famous research institutions (such as Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center) and then out-licensing the products to international pharmaceutical companies for pivotal Phase III studies and, eventually, generating global sales. The Company has an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

Contact:

Uttam Patil

Email: uttam@ambrivis.com